CNX RESOURCES CORPORATION AMENDED AND RESTATED EQUITY AND INCENTIVE COMPENSATION PLAN
DEFERRED STOCK UNIT GRANT AGREEMENT

CNX Resources Corporation (the “Company”) hereby awards you Deferred Stock Units under the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan (the “Plan”), conditioned upon your agreement to the terms and conditions described in this Deferred Stock Unit Grant Agreement and the “Terms and Conditions” attached hereto (collectively referred to as the “Grant Agreement”). All of the terms of the Plan are incorporated into this Grant Agreement as if set forth herein. To the extent this Grant Agreement differs in any way from the terms of the Plan, the terms of the Plan shall govern. All capitalized words that are not defined in this Grant Agreement shall have the meanings ascribed to them in the Plan.

Name of Recipient:	[DIRECTOR NAME]
Grant Date:	May _, 2020
Number of Deferred Stock Units Granted:	[# of Units] Deferred Stock Units
Vesting Schedule:	Upon the earlier to occur of: (i) one year from the Grant Date, or (ii) the date of the next regular annual meeting of the Company’s shareholders which occurs after the Grant Date.
Payment Date Election:	Vested Deferred Stock Units will be paid on the earlier of: (1) the date of your termination of service as a Director of the Company, or as soon as reasonably practicable thereafter but in no event later than the 15th day of the third month following such date, or (2) the date that you elected on the Payment Date Election Form previously filed with the Company. Notwithstanding the foregoing, Deferred Stock Units will be paid to you contemporaneously with any transaction that will result in a Change in Control of the Company.
You have sixty (60) days following the date of this letter in which to return a copy of this Grant Agreement to the Company with the Acknowledgment section below properly signed and dated in order to indicate your acceptance of the terms and conditions of your award as set forth in this Grant Agreement. If you do not do so, your award will become null and void.
ACKNOWLEDGMENT
I hereby acknowledge and accept the terms and conditions of the Deferred Stock Unit award evidenced by this Grant Agreement. I further acknowledge and agree that the terms and conditions of this Grant Agreement, and the provisions of the Plan, set forth the entire understanding between the Company and me regarding my entitlement to receive Shares underlying the Deferred Stock Units granted to me through this Grant Agreement and supersede all prior oral and written agreements on that subject.

             SIGNATURE:  _____________________________

             PRINTED NAME: ___________________________
             DATED: _______________________________, 20__
CNX Resources Corporation:
_________________________________
Nicholas J. DeIuliis
President and Chief Executive Officer
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TERMS AND CONDITIONS
        Each Deferred Stock Unit granted to you under the Plan will entitle you to, and represents the right to receive, one Share following the vesting date of that unit. The terms and provisions of your award are subject to the provisions of the Plan. A copy of the Plan is available upon request from Human Resources. Other important features of your award are summarized as follows:
Special Vesting Events: Unless previously vested or forfeited (in whole or in part), all of the Deferred Stock Units granted to you under this Grant Agreement will vest and become nonforfeitable upon the occurrence of any of the following events:
•the completion of a Change in Control (as such term is defined in the Plan)1; or
•the termination of your service after your attainment of normal retirement age; or
•the termination of your service as a Director of the Company by reason of your death or Disability.
        Notwithstanding the foregoing, no acceleration of vesting of your Shares will occur if (A) it is determined by the Board that you have: (1) committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Company; (2) deliberately and repeatedly violated the rules of the Company or the valid instructions of the Board; (3) made any unauthorized disclosure of any of the material secrets or confidential information of the Company as provided under the proprietary information covenant set forth below; or (4) engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company and/or its Affiliates; or (B) you leave the Company’s service for any reason other than in connection with one of the events specified above.
        Forfeitability: Should you cease to be in the service of the Company as a Director under circumstances which do not otherwise entitle you to special vesting of the unvested Shares subject to your award, all unvested Deferred Stock Units and any rights to the underlying Shares will be immediately forfeited to the Company upon such cessation for no consideration, and you will thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.
Transferability: The Shares paid to you in connection with your Deferred Stock Units will be registered under the Federal securities laws. Subsequent sales of those Shares will be subject to: (i) the terms and conditions set out in the Prospectus, (ii) any market black-out periods the Company may impose from time to time, (iii) the requirements of the Company’s insider trading policies, and (iv) applicable securities laws.
Deferred Stock Units and any future right to receive Shares pursuant to Deferred Stock Units may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. However, any Deferred Stock Units which have vested but have not been paid to you as of the date of your death may be transferred following your death pursuant to the provisions of your will or the laws of inheritance.
1 If accelerated vesting of the Shares subject to your award occurs in connection with a Change in Control, either alone or together with any other payments or benefits to which you may otherwise become entitled from the Company and its Affiliates in connection with the Change in Control, would, in the Company’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code, then, unless any agreement between you and the Company provides otherwise, the number of Shares which are to vest on such an accelerated basis under your award will be reduced to the extent necessary to assure, in the Company’s good faith opinion, that no portion of your accelerated award will be considered such a parachute payment. The Company’s good faith opinion on this matter will be conclusive and binding upon you and your successors. For the avoidance of doubt, the sale of any Affiliate of the Company shall not constitute a Change in Control for purposes of this Agreement.
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Federal and State Taxation: You will recognize income for Federal and state income tax purposes and self-employment tax purposes on the date you are paid Shares, and you must satisfy your income and other tax obligations applicable to that income. The amount of your taxable income will be equal to the Fair Market Value on the payment date of the Shares times the number of Shares to be paid to you on that date.
Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the Shares underlying the Deferred Stock Units granted to you until you become the record holder of the underlying Shares following their actual issuance to you.
Dividend Equivalent Rights: If a regular cash dividend is declared on the Company’s Shares at a time when you have Deferred Stock Units, you will be entitled to dividend equivalent payments equal to the cash dividends declared on the Shares. Dividend equivalents are converted into additional Deferred Stock Units based on the following formula, rounded up to the nearest whole share:
X = (A x B)/C, where
        X = the additional number of Shares which will become subject to your award by reason of the cash dividend;
         A = the number of unissued Shares subject to this award as of the record date for such dividend;
         B = the per Share amount of the cash dividend; and
         C = the closing price per Share on the New York Stock Exchange on the   payment date of such dividend.
         The additional Shares resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements, forfeiture provisions and deferral election) as the unissued Shares subject to this award.
Other Adjustments: In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to your award will be appropriately adjusted to preclude any dilution or enlargement of your rights under the award.
Payment Acceleration upon a Change in Control: In the event of a Change in Control, you will be paid the underlying Shares contemporaneous with the closing of the Change in Control transaction regardless of any Payment Date Election made by you (subject to any applicable limit). In all other cases, your vested Shares will be delivered to you on the date provided in your Payment Date Election, or as soon as administratively feasible thereafter.
Proprietary Information Covenant: As a further condition to your right and entitlement to receive the Shares subject to your award, you hereby agree to abide by the terms and conditions of the following proprietary information covenant:
         You and the Company agree that certain materials, including (without limitation) information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, you will not at any time during or after your service with the Company and its Affiliates disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to
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information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your service with the Company and its Affiliates for any reason, you will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that you may retain personal notes, notebooks and diaries. You further agree that you will not retain or use for your own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates. Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of proprietary confidential information if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a director or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such event, give prior notice to the Company of your intent to disclose proprietary confidential information so as to allow the Company an opportunity (which you shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

        Notwithstanding the foregoing, nothing in this Agreement restricts or prohibits you from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under state or federal law or regulation. You do not need the prior authorization of the Company to make such reports or disclosures. You are not required to notify the Company that you have made any such reports or disclosures. The Company nonetheless asserts, and does not waive, its attorney-client privilege over any information appropriately protected by the privilege.

        Failure to Enforce Not A Waiver: The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

        Legends: The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the Shares relating to this award.

        Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

        Amendments: This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, the Company may, in its sole discretion and without your consent, modify or amend the terms and conditions of this award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, you recognize and acknowledge that Section 409A of the Code may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.

        Section 409A: This Award is intended to comply with Section 409A of the Code (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding, you recognize and acknowledge that Section 409A of the Code may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.

        Notices: Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

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        Award Subject to Plan: This award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.

        Entire Agreement: This Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between you and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.
        Prospectus: An updated prospectus summarizing the principal features of that Plan has been prepared and is attached hereto as Exhibit A; additional copies of the updated prospectus are available upon request from the Corporate Secretary at the Company’s executive offices at 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317.

Attachments:
Exhibit A –Prospectus for the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan

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EXHIBIT A
PROSPECTUS RELATING TO
CNX RESOURCES CORPORATION
AMENDED AND RESTATED EQUITY AND INCENTIVE COMPENSATION PLAN
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